EXHIBIT 10.4

SECOND AMENDMENT

This Second Amendment (“2nd Amendment”) is effective as of September 1, 2025 (the “Effective Date”), and pertains to the Consulting Services Agreement in place between WW International, Inc. (“WW”) and Donna Boyer (“Consultant”), dated July 15, 2025 (as amended, the “Agreement”).

WHEREAS, WW and Consultant entered into an Amendment on August 15, 2025 to extend the term of the Agreement through September 12, 2025 and to set forth the number of hours per week of consulting services to be provided by Consultant during such extended term and the consideration payable with respect thereto.

WHEREAS, WW and Consultant desire to amend the terms of the Agreement to provide for incremental consulting services by Consultant during the period from September 1, 2025 through September 30, 2025 not to exceed 75 hours in the aggregate (the “Second Amendment Services”) in the manner, and on the terms and conditions, provided herein.

NOW, THEREFORE, in consideration of the mutual promises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, WW and the Consultant hereby agree as follows:

1.
Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2.
Term: The Term of the Agreement shall be extended to end on September 30, 2025, unless terminated earlier pursuant to the terms and conditions of the Agreement.

3.
Scope of Work: The “Duration” under “Scope of Work” on Exhibit A of the Agreement shall be amended and restated as follows:

Duration: --4 weeks (22 hours per week) 7/14/2025 – 8/8/2025

--5 weeks (10 hours per week) 8/11/2025 – 9/12/2025

--Incremental 115 hours in the aggregate during the period from 9/1/2025 through 9/30/2025.

4.
Compensation: The parties agree that Consultant shall receive Sixty-Five Thousand Three Hundred Twenty Dollars ($65,320) in the aggregate as compensation for the Second Amendment Services. Consultant shall submit to WW invoices for the payment of the foregoing fees, which will be due 30 days from receipt of invoice.
5.
No Other Amendments. Except as expressly amended herein (or as otherwise amended in writing signed by the relevant parties from time to time), the Agreement shall be unmodified and shall continue to be in full force and effect in accordance with its terms and conditions. In addition, except as specifically provided herein, this 2nd Amendment shall not be deemed a waiver of any term or condition of the Agreement and shall not be deemed to prejudice any right or rights which any party may now have or may have in the future under or in connection with the Agreement or any of the instruments or agreements referred to therein, as the same may be amended from time to time. In the event of any conflict or inconsistency between an amendment, any schedules or the Agreement, the terms and conditions of this 2nd Amendment shall apply solely with respect to the matters discussed hereunder.

Agreed by their duly authorized representatives:

WW International, Inc. Donna Boyer

By: /s/ Jacqueline Cooke By: /s/ Donna Boyer

Name/Title: Jacqueline Cooke Name/Title: Donna Boyer

Chief Legal and Administrative Officer Consultant

Date: 9/10/2025 Date: 9/9/2025